Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2021, except for the changes described in the first four paragraphs of note 1, the third paragraph of note 2 and the first paragraph of note 17, as to which the date is February 11, 2022, with respect to the consolidated financial statements of General Electric Company, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
May 5, 2022